Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:

Teresa Nilsen

Hennessy Advisors, Inc.

terry@hennessyadvisors.com

Phone: 800-966-4354

Hennessy Advisors, Inc. to add ETFs to the Fund Lineup

Novato, CA – August 29, 2022 - Hennessy Advisors, Inc. (NASDAQ: HNNA) today announced that it has signed a definitive agreement with Stance Capital, LLC (“Stance Capital”) and Red Gate Advisers, LLC, among others, related to the management of the Stance Equity ESG Large Cap Core ETF (NYSE: STNC) (the “Stance ETF”). The Stance ETF has current assets of approximately $40 million. The transaction is expected to be completed in the last quarter of 2022.

Upon completion of the transaction, the Stance ETF will be reorganized to become a series of Hennessy Funds Trust named the Hennessy Stance ESG Large Cap ETF (the “Hennessy Stance ETF”), and Hennessy Advisors, Inc. will become the investment advisor.

Neil Hennessy, Chairman and CEO of Hennessy Advisors, Inc., noted, “We are excited to undertake this strategic expansion of our business and to partner with the team at Stance Capital. This unique ETF product is consistent with our historical strength of providing our investors with portfolios focused on long-term value, while kicking off the next stage of our product evolution into the ETF market. We look forward to welcoming the Stance ETF shareholders, and we are committed to a smooth transition into the Hennessy family of investments.”

Stance Capital will serve as the sub-advisor to the Hennessy Stance ETF and the current Portfolio Managers Bill Davis and Kyle Balkissoon will continue providing the day-to-day management of the Hennessy Stance ETF portfolio. Additionally, the Hennessy Stance ETF will continue to operate under the Portfolio Reference Basket structure of the Blue Tractor Group, LLC, pursuant to a license agreement. Vident Investment Advisory, LLC will continue to provide trading sub-advisory services to the Hennessy Stance ETF.

Bill Davis, Founder of Stance Capital, added, “Neil Hennessy, Teresa Nilsen, and the team at Hennessy consistently demonstrate a commitment to their shareholders and the asset management industry. We feel confident our shareholders will continue to receive solid portfolio management, excellent shareholder service, and dedicated trustee guidance.”

The transaction is subject to customary closing conditions, including SEC approval of an exemptive order allowing the Hennessy Stance ETF to operate under the Portfolio Reference Basket structure licensed by the Blue Tractor Group, as well as approval by the Hennessy Funds Trust Board of Trustees, The RBB Fund, Inc. (of which the Stance ETF is a series) Board of Directors, and the Stance ETF shareholders. The transaction has been structured with the intention that it qualify, for federal income tax purposes, as a tax-free reorganization under the Internal Revenue Code of 1986, as amended. Therefore, shareholders of the Stance ETF should not recognize any gain or loss for federal income tax purposes as a result of the transaction.

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi- asset, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy and hold philosophy that rejects the idea of market timing.

About Stance Capital, LLC

Stance Capital was formed in March 2021 to offer the Stance Equity ESG Large Cap Core ETF to investors. Founding partners Bill Davis and Kyle Balkissoon strive to prove the point that with proper portfolio construction, values alignment can be a free option for investors.

Additional Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

This press release contains forward-looking statements, which do not relate strictly to historical or current facts. Forward-looking statements are beyond the ability of Hennessy Advisors, Inc. to control and, in many cases, Hennessy Advisors, Inc. cannot predict what factors would cause actual results to differ materially from those indicated by forward-looking statements. Among other risks and uncertainties is the ability of Hennessy Advisors, Inc. to successfully merge the assets of the Stance ETF into the Hennessy investment portfolio. As a result, no assurance can be given as to future results, levels of activity, performance, or achievements, and Hennessy Advisors, Inc. assumes no responsibility for the accuracy and completeness of any forward-looking statements.

This press release is not a solicitation of a proxy from any shareholder of the Stance ETF. In soliciting shareholder approval of the transactions, Hennessy Funds Trust and The RBB Fund, Inc. and their respective trustees and directors, as well as Hennessy Advisors, Inc. and Stance Capital, may be deemed to be participants in the solicitation. Information about the trustees of Hennessy Funds Trust may be found in the 2021 Annual Reports of the Hennessy Funds filed with the SEC on January 5, 2022, and in the Statement of Additional Information filed with the SEC on February 28, 2022. Information about the directors of RBB Fund, Inc. may be found in the 2021 Annual Report of the Stance ETF filed with the SEC on November 4, 2021, and in the Statement of Additional Information filed with the SEC on December 29, 2021. Shareholders of the Stance ETF should read the definitive prospectus/proxy statement that will be filed in connection with the solicitation because it will contain important information, including a description of any direct or indirect interest of the participants in the solicitation. The definitive prospectus/proxy statement and other relevant documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov or by calling 1-800-966-4354.

Investors should consider the investment objective, risks, charges, and expenses of the Stance ETF carefully before investing. A prospectus with this and other information may be obtained at www.stancecap.com, or by calling 617-875-1062. Read the prospectus carefully before investing.

ETFs involve risk, including possible loss of principal.

Shares of the Stance ETF are distributed by Vigilant Distributors, LLC, which is not affiliated with Stance Capital or Hennessy Advisors, Inc.

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